As filed with the Securities and Exchange Commission on June 6, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Tufin Software Technologies Ltd.
(Exact name of Registrant as specified in its charter)

State of Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

5 HaShalom Road, ToHa Tower Tel Aviv, Israel (Address of principal executive offices)	6789205 (Zip Code)
Tufin Software Technologies Ltd. 2007 Israeli Share Option Plan (as amended by the Global Addendum (Non-Israeli and Non-U.S. Taxpayers))
Tufin Software Technologies Ltd. 2008 U.S. Stock Plan
Tufin Software Technologies Ltd. 2018 Equity-Based Incentive Plan
Tufin Software Technologies Ltd. 2019 Equity-Based Incentive Plan
(Full Title of the Plans)
Tufin Software North America, Inc.
2 Oliver Street, Suite 702
Boston, Massachusetts 02109-4901
+1 (877) 270-7711
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies of communications to:

Colin J. Diamond, Esq. White & Case LLP 1221 Avenue of the Americas New York, New York 10020-1095 Tel: +1 (212) 819-8200 Fax: +1 (212) 354-8113	Amir Halevy, Adv. Perry E. Wildes, Adv. Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. One Azrieli Center, Round Tower Tel Aviv 67021, Israel Tel: +972 (3) 607-4444 Fax: +972 (3) 607-4470	Kenneth J. Gordon, Esq. Michael J. Minahan, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Tel: +1 (617) 570-1000 Fax: +1 (617) 801-8717	Ido Zemach, Adv. Yoni Henner, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Ampa Tower Tel Aviv 6789141, Israel Tel: +972 (3) 608-9999 Fax: +972 (3) 608-9855
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value NIS 0.015	7,005,419	$2.15	$15,061,651(2)	$1,826
Ordinary Shares, par value NIS 0.015	2,646,848	$22.00	$58,230,656(3)	$7,058

(1)
This Registration Statement on Form S-8 covers the following Ordinary Shares of Tufin Software Technologies Ltd. (the “Registrant”): (i) 4,456,283 ordinary shares issuable upon the exercise of options granted prior to the date hereof under the Registrant’s 2007 Israeli Share Option Plan (as amended by the Registrant’s Global Addendum (Non-Israeli and Non-U.S. Taxpayers), the “2007 Plan”), (ii) 2,212,491 ordinary shares issuable upon the exercise of options granted prior to the date hereof under the Registrant's 2008 U.S. Stock Plan (the "2008 Plan") (iii) 336,645 ordinary shares that may be issued under the Registrant’s 2018 Equity-Based Incentive Plan (the "2018 Plan"), (iv) 2,646,848 ordinary shares that may be issued under the Registrant’s 2019 Equity-Based Incentive Plan (the “2019 Plan” and together with the 2007 Plan, the 2008 Plan and the 2018 Plan, the “Plans”) and (v) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares that may become issuable under the terms of the Plans by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s ordinary shares.

(2)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of $2.15 per share, the weighted average exercise price of the 7,005,419 ordinary shares issuable upon exercise of outstanding options under the 2007 Plan, the 2008 Plan and the 2018 Plan as of the date of this Registration Statement.

(3)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the average of the low and high and low prices ($21.49-$22.50) of the Registrant’s ordinary shares as quoted on the New York Stock Exchange, LLC on June 4, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*
* The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents filed by Tufin Software Technologies Ltd. (the “Company”) are incorporated herein by reference:

(i)
the Company’s final prospectus filed on April 11, 2019 pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s Registration Statement on Form F-1 (File No. 333-230109); and

(ii)	the description of the Company’s Ordinary Shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-38866) filed with the Commission on April 9, 2019.
All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and, to the extent designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission that are identified in such forms as being incorporated into this Registration Statement, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Under the Israeli Companies Law, 5759-1999, or the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising from a breach of his or her duty of care in connection with a prohibited dividend or distribution to shareholders.
As permitted under the Israeli Companies Law, our amended and restated articles of association provide that we may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event:

•
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding, (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent, or (iii) in connection with a monetary sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment of which the office holder was convicted of an offense that does not require proof of criminal intent;

•
expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

•	any other matter in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder in the company.
As permitted under the Israeli Companies Law, our amended and restated articles of association provide that we may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a monetary liability imposed on the office holder in favor of a third party;

•
expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under the Israeli securities laws if applicable, and payments made to injured persons under specific circumstances thereunder; and

•	any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an office holder in the company.
Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.
Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.
Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. The Company has obtained directors’ and officers’ liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.
We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is the greater of (1) 25% of our total shareholders’ equity pursuant to our most recent financial statements as of the time of the actual payment of indemnification, and (2) $40.0 million (as may be increased from time to time by shareholders’ approval); provided, however, that in relation to indemnification claimed in connection with a public offering of our securities, the amount, if higher, shall be equal to the aggregate proceeds from the sale by the Company and/or any shareholder of the Company in connection with such public offering. Such indemnification amounts are in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the Commission, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.
Item 9. Undertakings
The undersigned Registrant, Tufin Software Technologies Ltd., hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS

Exhibit No.	Description
5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent)
23.1	Consent of Kesselman & Kesselman, Certified Public Accountants (lsr.), a member firm of PricewaterhouseCoopers International Limited
23.2	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page to this Registration Statement)
99.1
Tufin Software Technologies Ltd. 2007 Israeli Share Option Plan (the “2007 Plan”) (incorporated by reference to Exhibit 10.7 of the Registration Statement on Form F-1 of the Registrant (File No. 333-230109))

99.2
Tufin Software Technologies Ltd. Global Addendum (Non-Israeli and Non-U.S. Taxpayers) to the 2007 Israeli Share Option Plan (the “Global Addendum to the 2007 Plan”) (incorporated by reference to Exhibit 10.8 of the Registration Statement on Form F-1 of the Registrant (File No. 333-230109))

99.3	Tufin Software Technologies Ltd. 2008 U.S. Stock Plan (the "2008 Plan") (incorporated by reference to Exhibit 10.9 of the Registration Statement on Form F-1 of the Registrant (File No. 333-230109))
99.4
Tufin Software Technologies Ltd. 2018 Equity-Based Incentive Plan (the “2018 Plan”) (incorporated by reference to Exhibit 10.10 of the Registration Statement on Form F-1 of the Registrant (File No. 333-230109))

99.5
Tufin Software Technologies Ltd. 2019 Equity-Based Incentive Plan (the “2019 Plan”) (incorporated by reference to Exhibit 10.11 of the Registration Statement on Form F-1 of the Registrant (File No. 333-230109))

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on June 6, 2019.

TUFIN SOFTWARE TECHNOLOGIES LTD.

By:	/s/ Reuven Kitov
Name: Reuven Kitov
Title: Chief Executive Officer, Co-Founder and Chairman of the Board

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Reuven Kitov and Jack Wakileh, and each of them severally, acting alone and without the other, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons and entity on June 6, 2019 in the capacities indicated:

Signatures	Title

/s/ Reuven Kitov	Chief Executive Officer, Co-Founder, Chairman of the Board (Principal Executive Officer)
Reuven Kitov

/s/ Jack Wakileh	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Jack Wakileh

/s/ Reuven Harrison	Chief Technology Officer, Co-Founder and Director
Reuven Harrison

/s/ Ohad Finkelstein	Director
Ohad Finkelstein

/s/ Yuval Shachar	Director
Yuval Shachar

/s/ Yair Shamir	Director
Yair Shamir

/s/ Edouard Cukierman	Director
Edouard Cukierman

/s/ Ronni Zehavi	Director
Ronni Zehavi

/s/ Peter Campbell	Director
Peter Campbell

/s/ Dafna Gruber	Director
Dafna Gruber

TUFIN SOFTWARE NORTH AMERICA, INC.		Authorized Representative in the United States

By:	/s/ Reuven Kitov
Name: Reuven Kitov
Title: Chief Executive Officer, Co-Founder and Chairman of the Board